Exhibit 10.27

Regen BioPharma Inc.

A wholly owned subsidiary of Bio-Matrix Scientific Group Inc.

May 18, 2012

Wei-Ping Min, MD, PhD

Professor, Department of Surgery

University of Western Ontario

339 Windermere Road

LHSC-UC, C9-136

London, Ontario

N6A 5A5

Canada

Dear Dr. Wei-Ping Min:

This letter is a follow up to our previous discussion about the Scientific Advisory Board for Regen BioPharma Inc. (a wholly owned subsidiary of Bio-Matrix Scientific Group Inc.).  The function of the Scientific Advisory Board is to review research directions that Regen BioPharma Inc. may undertake, determining those projects which may lead to future developments / advancements in the field of stem cell therapy.  Other areas may be pursued as well, with advice from this advisory board.

You will receive 200,000 shares of Bio-Matrix Common stock as consideration for participating in telephonic calls / conference calls and serving on Regen BioPharma Inc.’s Scientific Advisory Board.  The frequency and timing of such calls will be established on a mutually agreeable basis.

It is anticipated that members of the Scientific Advisory Board will potentially serve as primary research consultants to the Company as such projects are undertaken.  Compensation for such projects will be either at a rate of $500 per hour or negotiated separately on a case-by-case basis between the Company and the researcher.

Thank you for your consideration,

/s/ David R. Koos

Chairman & CEO

P.S.: Please sign the bottom of this letter in your acceptance and fax back to me at 619.330.2328.  Also, please email me a copy of your curriculum vitae in word format.  Any usage of your name in any press releases will be submitted to you for review and comment before being released to the public.

/s/Wei Ping Min

Wei-Ping Min, MD, PhD

(date: May 26, 2012)